Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125962, No. 333-128034 and No. 333-169605) of Liberty Global, Inc. of our report dated June 22, 2011, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan as of December 31, 2010 and 2009 and for the year ended December 31, 2010 appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
June 22, 2011